Ziegler

ENVIRONMENTAL POWER CORPORATION

ENERGY THAT IS BEYOND RENEWABLE®

Summary Presentation
ENVIRONMENTAL POWER CORPORATION
Underwriter – B.C. Ziegler and Company
Member SIPC and FINRA
NASDAQ: EPG
Issuer Free Writing Prospectus
Pursuant to Rule 433 under the Securities Act of 1933
Registration Statement on Form S-3: No 333-152807
Environmental Power Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Environmental Power has filed with the SEC for more complete information about
Environmental Power and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Environmental Power and the underwriter will arrange to send you the prospectus if you request it by calling (888) 884-8339.

Environmental Power Corporation
Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995, referred to as the PSLRA, provides a "safe harbor" for forward-looking statements.
Certain statements contained in this presentation, such as statements concerning planned manure-to-energy systems, our sales pipeline, our backlog, our projected sales and financial performance, statements containing the words "may," "assumes," "forecasts," "positions," "predicts,"
"strategy," "will," "expects," "estimates," "anticipates," "believes," "projects," "intends," "plans," "budgets," "potential," "continue," "targets"
"proposed," and variations thereof, and other statements contained in this presentation regarding matters that are not historical facts are forward-looking statements as such term is defined in the PSLRA. Because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to: uncertainties involving development-stage companies; uncertainties regarding project financing, the lack of binding commitments and/or the need to negotiate and execute definitive agreements for the construction and financing of projects, the sale of project output, the supply of substrate and other requirements and for other matters; financing and cash flow requirements and uncertainties; inexperience with the development of multi-digester projects; risks relating to fluctuations in the price of commodity fuels like natural gas, and our inexperience with managing such risks; difficulties involved in developing and executing a business plan; difficulties and uncertainties regarding acquisitions; technological uncertainties; including those relating to competing products and technologies; risks relating to managing and integrating acquired businesses; unpredictable developments; including plant outages and repair requirements; the difficulty of estimating construction, development, repair and maintenance costs and timeframes; the uncertainties involved in estimating insurance and implied warranty recoveries, if any; the inability to predict the course or outcome of any negotiations with parties involved with our projects; uncertainties relating to general economic and industry conditions, and the amount and rate of growth in expenses; uncertainties relating to government and regulatory policies and the legal environment; uncertainties relating to the availability of tax credits, deductions, rebates and similar incentives; intellectual property issues; the competitive environment in which
Environmental Power Corporation and its subsidiaries operate and other factors, including those described in the prospectus relating to the offering to which this presentation relates, well as in other filings we make with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

2 2
Overview
• Environmental Power Corporation (“EPC”) owns and
operates proven commercial scale renewable energy
facilities producing a versatile methane-rich biogas
from waste products consisting of agricultural livestock
and other organic wastes.
• EPC has a proven track record and is a leader in the biogas based renewable energy market and evolving carbon credit
market.
Market Drivers
First Mover Status
Unique Offering –
Projects “Ready to Go”
• Unique opportunity to provide project dedicated funds at a market coupon rate and participate in equity upside.
• High and volatile energy prices, growing renewable energy
demand (RPS), increasing environmental concerns (carbon
emissions) and increasing regulation of agricultural waste
have led to increased interest in EPC’s renewable product.
Environmental Power Corporation
Agenda

Ziegler

ANIMAL WASTE
DAIRY, HOG & CAFOs
SUBSTRATE
AG & FOOD WASTE
ELECTRIC GENERATION
ELECTRICITY TO THE GRID
ELECTRICITY FOR ON-SITE USE
RNG® TO THE PIPELINE
CLEAN FUEL
CNG/LNG
RNG® FOR THERMAL GENERATION
HEAT FOR ON-SITE USE
GAS CONDITIONING
BIOGAS
GREENHOUSE GAS OFFSET CREDITS
RENEWABLE ENERGY CREDITS
SOLIDS
BEDDING
SOIL AMENDMENT
BIOMASS FUEL
LIQUIDS
FERTILIZER FOR IRRIGATION
WATER MANAGEMENT & REUSE
HEAT RECOVERY
DIGESTER
SEPARATOR
NON DIGESTIBLE BY-PRODUCTS

3 3 Environmental Power Corporation Process Overview

4
Environmental Power Corporation
Advantages of Biogas

Versatility
Income
Alternative
Security of
Supply
• Biogas can be used to displace an
array of conventional fuels.
• Infrastructure already exists vs.
other renewables
• Provides income diversification and
cost savings for farmers
• Reduces dependence on fossil
fuels and is a domestic supply of
energy
• Produces energy when needed,
rather than when available
unlike wind & solar which are
intermittent
High
Economic
Efficiency
• Does not require government
subsidies
• Production efficiency is
significantly higher than other
biofuels
• Addresses farms nutrient
management concerns.
• Biogas process sequesters
methane; 21 times the effect
of carbon dioxide as a
greenhouse gas
• Waste products (manure and
other organic wastes) are the
feedstock; not dependent on
food crops
• Non-depleting asset utilizing
waste streams
Good for
Environment
Waste to
Energy
Renewable
Output
available
24/7

5 5
Environmental Power Corporation
Confluence of Agriculture and Energy
• Agriculture
– Outsourcing of manure management issues
– Alignment of Long-Term Interest
• Reduced farm operating/capital costs
• Lease payment for the site of facilities
• Project profit sharing with local farmers
– By-products can be used as bedding for animals and liquid fertilizer add value to farm; potential third party sales
• Energy
– Useful renewable energy product (Renewable Portfolio Standards, state mandates,
Renewable Energy Credits, etc.)
- Most projects expected to qualify for salable carbon credits
Solutions that are clean, proven, cost-effective and operate at the confluence of the agricultural and energy markets:
Environment
Ag
Energy

EPC produces pipeline-quality natural gas . . . with renewable attributes
•
EPG is essentially a renewable exploration
and production natural-gas company with
some key differences:
- No exploration risk
- No drilling risk
- No dry holes
- Non depleting resource
Also an active participant in the evolving
carbon credit market
Environmental Power Corporation
EPC as a Renewable E&P Play

7 7
Environmental Power Corporation
Operating Facilities
Five Star Facility – Elk Mound, WI
Commercial Operation: Q1 2005
750kw
Wild Rose Facility – La Farge, WI
Commercial Operation: Q2 2005
750kw
Norswiss Facility – Rice Lake, WI
Commercial Operation: Q4 2005
850kw
Huckabay Ridge, Texas
• Largest Renewable Natural Gas (RNG
®
)
facility of its kind in North America
• Commercial Operation: January 14, 2008
• 635,000 MMBtu/yr RNG
®
production target
– Enough natural gas to heat approximately
7,000 Midwestern homes for the winter

8
Wisconsin Dairy Power Facilities
•
Facilities have demonstrated sustained reliability at or above expected levels
Huckabay Ridge, Texas Renewable Natural Gas Facility
•
First large scale facility to produce pipeline-quality natural gas
•
Biogas production has exceeded target levels
•
Currently finishing substantial reconstruction of gas clean up system to correct design and equipment deficiencies
•
Improvements being implemented for extreme weather conditions and pressure controls
•
Above improvements to be completed November 2008
Environmental Power Corporation
Operating Experience

Ziegler

Cargill

PG&E Pacific Gas and Electric Company®

DAIRYLAND POWER COOPERATIVE

liquid ENVIRONMENTAL SOLUTIONS

TEXAS GAS SERVICE
A DIVISION OF ONEOK

Valuable Strategic Relationships
Cargill – Provider of food, agricultural and other products and services
Business Development Agreement to accelerate market penetration
PG&E – Distributor of natural gas and electricity focused on renewable energy
Long-term purchase and gas distribution agreements
Provides off-take and pipeline access in critical markets
Dairyland Power – Provider of electricity generation and transmission services
Biogas offtake on three initial facilities in Wisconsin (proven platform for biogas production and electric generation)
Liquid Environmental – Major US grease haulers and processors
Contracted substrate supplier providing large supplies of substrate
Texas Gas Service – Third largest natural gas distribution company in Texas
Established agreement to purchase RNG ® from Texas projects

Ziegler

[redacted]
[redacted]
[redacted]
[redacted]
[redacted]

Environmental Power Corporation
Executive Team
Finance
Accounting
Treasury
Human Resources
IT
Project Cost Control
Investor Relations
Public Relations
Corporate Sec.
Legal
Ethics
Risk Mgmt.
Insurance
E/H/S/Q
Government
Affairs
Growth Team
Bus. Dev.
Mkt. Dev.
Project Dev.
Project
Execution
Strategic
Alliances
Carbon Strategy
Operations
Plant Ops.
Substrate
Logistics
Plant
Betterment
Plant E/H/S
Rich Kessel
CEO and President
EPC and Microgy, Inc.
Micky Thomas
Senior VP &
Chief Financial Officer
Dennis Haines
VP & General Counsel
Mike Newman
VP Operations
Michael Hvisdos
Executive
Vice President
Growth Team

11 11
• Debt Financing in place
– To date, $130 million of tax exempt debt financing has been raised from institutional lenders in support of construction of these projects.
– Investors in the 2006 Texas bond issue purchased additional California bonds in September
2008
– Tax exempt debt financing required analysis by independent third party experts:
• Economic Analysis – SJH, a leading Ag Consultant
• Technical/Operations Analysis – RW Beck, a leading independent engineering consulting firm
• Permits in place
– All necessary permits to begin construction are in place for identified Texas, California and
Nebraska projects
• Secured Revenue Streams
– Gas offtake agreements in place for stability of revenue streams reflecting premium,
“green” attributes of our natural gas
– When these projects are operational, targeted 2010, EPC expected to have an annualized revenue stream of $40 million
Environmental Power Corporation
Projects Ready to Go

Environmental Power Corporation
Project Pipeline
Facility Location Type
Annual  Energy
Production Notes
Mission TX RNG® 635,000 Project Debt Financing obtained;
Permitted
Rio Leche TX RNG® 635,000 Project Debt Financing obtained;
Permitted
Cnossen TX RNG® 635,000 Project Debt Financing obtained;
Permitted
Hanford Cluster CA RNG® 732,000 Project Debt Financing obtained;
Permitted
Bar 20 CA RNG® 601,000 Permitted; In Financing
Riverdale Cluster CA RNG® 621,000 Project Debt Financing obtained;
Permitted
Cargill 1 ID RNG® 550,000 Option agreements executed
Cargill 2 CO RNG® 365,000 Option agreements executed
Swift-Grand Island NE Inside-the-fence 235,000 Project Debt Financing obtained;
Permitted
Total Announced Projects 5,009,000
MMBtu/year
Additional 10,700,000 MMBtu under development
Note: All amounts in MMBtu/yr sales

Environmental Power Corporation
Project Economics Highlights
• Long/Medium Term Natural Gas Sales Agreements
– We use long/medium term gas sales agreements with fixed prices recognizing “green” value of our gas to provide certainty of revenue streams
• Carbon Credit Revenue Opportunity
– In the current US voluntary market, we see $2.00 to $7.00/metric ton depending on demand.
Utility executives planning on $12 to $30/metric ton under proposed mandatory markets –
market will dictate price
– Typical, lagoon-based 635,000 MMBtu project is expected to produce 75,000 – 250,000 metric tons of carbon offsets per year, depending upon final protocols
• Waste-Based Feed Stocks Used to Create Biogas
– Manure  – we typically get manure for free from the farm or industry
– Substrate (organic materials) – we pay transport but may get tipping fee for partial offset
• Potential By-product Value
– Solids – third party discussions as a peat replacement or as an eco-friendly building product
– Liquids – fertilizer without odors, seeds, pathogens and in more suitable form to meet permit requirements

14 14
• Subsidies are not assumed in project economic forecasts compared to other industries, such as ethanol, biodiesel, etc.
• Long/medium term off-take RNG
®
agreements recognizing premium value of RNG
®
• Finance with combination of equity and debt
– Cross-collateralization and revenue pooling to create portfolio diversification
– Tax exempt financing: target 80% debt; 20% equity
• Long-term alignment of interest with project participants
• Targeted project economics provide:
– Attractive returns
– Further upside potential should subsidies be established similar to other renewable and clean energy sources
Environmental Power Corporation
Targeted Project Economics

15
Environmental Power Corporation
Debt Convertible into Common Equity

Fixed Rate
Liquid
Security
Senior to All
Equity
Dedicated
Project
Funding
• Fixed rate debt fully registered
with the SEC and unrestricted from
trading
• Debt has seniority in the holding
company capital structure, ahead
of the existing convertible
preferred stock and common stock
• With $130 million in project
financing already raised, money
raised in this offering will go
directly to facility
construction/operations
• Contractors pre-qualified,
permits obtained and site
arrangements secured for the
next seven projects
Convertible
Equity at
2008 Price
• Debt convertible into common
equity at a minimum
conversion price achieved in
summer 2008
• When construction of the seven
permitted facilities is complete
(anticipated to be in 2010),
EPC annual revenues expected
to be greater than $40 million
• Likely transition to mandatory
market could significantly
increase EPC revenue opportunity
• US dairy, cattle and hog farms
can take advantage of this
cost-effective environmental
waste management solution
Transition to
Operating
Company
Carbon
Credit
Revenues
Substantial
Potential
Market
Contracts &
Permits in
Place

16 16
• Unique offering; projects “ready to go” that:
– Have debt financing and permits in place
– Have secure and stable revenue streams as gas offtake agreements are in place which reflect premium “green attributes” of our natural gas
– Have multiple revenue streams – renewable natural gas, carbon credits, other by-products
– Do not rely on subsidies, although we will seek parity with other renewables
• Unique company:
– EPC holds market leadership position with first mover status in the renewable biogas energy sector
– Strong growing market for cost effective renewable and domestic energy sources
– Large untapped market with announced projects and robust development pipeline
• 5 million MMBtu/yr with an additional 10.7 million MMBtu/yr in development
– Target project long term stable cash flow streams resulting in attractive returns
– EPC can be viewed as an E&P company without exploration risks or depletion curve
– Innovative, proven and scalable technology
– Valuable strategic relationships
– Management team with deep industry experience to execute the plan
Unique opportunity to participate in the renewable energy sector
Environmental Power Corporation
Summary:  Compelling Value Proposition
Environmental Power Corporation has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Environmental Power has filed with the SEC for more complete information about
Environmental Power and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, Environmental Power and the underwriter will arrange to send you the prospectus if you request it by calling (888) 884-8339.

17 www.environmentalpower.com